Exhibit 99.1
Everus Reports Second Quarter Results, Raises Guidance for 2025
BISMARCK, N.D. — Aug. 12, 2025 — Everus Construction Group (NYSE: ECG) today reported financial results for second quarter 2025.
Second Quarter 2025 Summary
(all comparisons versus the prior-year period unless otherwise noted, and results denoted with * are quarterly records)
•Revenues of $921.5 million*, up 31.0%.
•Net income of $52.8 million*, up 35.4%; net income margin of 5.7%.
•Diluted earnings per share of $1.03*, up 35.5%.
•Earnings before interest, taxes, depreciation and amortization of $84.2 million*, up 35.6%; EBITDA margin of 9.1%.
•Backlog of $3.0 billion, up 7.1% from Dec. 31, 2024, and up 23.9% from June 30, 2024.
•Raises estimated full-year guidance for 2025: Revenues expected to be in the range of $3.3 billion to $3.4 billion and EBITDA expected to be in the range of $240 million to $255 million.
See the Non-GAAP Measures sections for definitions and reconciliations of the non-GAAP financial measures used in this news release.
Management Commentary
“We are extremely proud of our strong second quarter results, which benefited from continued end-market momentum, excellent project execution and our long-term customer relationships,” said Jeffrey S. Thiede, president and CEO of Everus. “Revenues increased 31% with margin gains in both our E&M and T&D segments compared to second quarter 2024, driving EBITDA growth of nearly 36%.
“Our backlog at June 30 was up 24% compared to the same time last year, with balanced growth in both T&D and E&M as we continue to experience significant opportunities across our diversified operations, largely in the same areas that have been strong for us, including the commercial, utility, renewables, and institutional markets. We have several large projects in the early stages of construction that will scale as they progress, which combined with our strong competitive position and favorable demand drivers, give us confidence in our ability to generate continued backlog growth.
“Based on our strong results in the first half of the year, which included the benefit of efficient project execution and favorable project timing, and while considering our project mix and expected project cadence for the second half of the year, we are raising our 2025 guidance. We now expect revenues to be in the range of $3.3 billion to $3.4 billion and EBITDA in the range of $240 million to $255 million.”
Second Quarter 2025 Consolidated Results
Revenues increased 31.0% to $921.5 million in the second quarter of 2025, compared to $703.3 million in the second quarter of 2024. Electrical and mechanical revenues grew $209.8 million, or 41.6%, and transmission and distribution revenues increased $5.6 million, or 2.7%.
Gross profit increased 35.5% to $119.9 million in the second quarter of 2025, compared to $88.5 million in the second quarter of 2024. The increase was primarily due to project timing and efficiency gains on certain projects, partially offset by changes in project mix. Gross profit margin was 13.0% in the second quarter of 2025, up compared to 12.6% in the second quarter of 2024.
Selling, general and administrative expenses increased to $47.4 million in the second quarter of 2025, compared to $37.2 million in the second quarter of 2024. The increase was primarily driven by higher labor and professional service-related expenses, including incremental stand-alone operating costs, to support the operational growth of the business, along with higher corporate overhead expenses.
Net income increased 35.4% to $52.8 million, or diluted EPS of $1.03, in the second quarter of 2025, compared to $39.0 million, or diluted EPS of 76 cents, in the second quarter of 2024. The increase was primarily from increased gross profit and gross profit margin, partially offset by higher selling, general and administrative expenses, including incremental stand-alone operating costs, interest expense related to the company's borrowing arrangements and income taxes on higher pretax income. Net income margin was 5.7% in the second quarter of 2025, up compared to 5.5% in the second quarter of 2024.

EBITDA increased 35.6% to $84.2 million in the second quarter of 2025, compared to $62.1 million in the second quarter of 2024. The increase was primarily from higher gross profit and gross profit margin, partially offset by higher selling, general and administrative expenses, including stand-alone operating costs. EBITDA margin was 9.1%, up compared to 8.8% in the second quarter of 2024.
Backlog increased to $3.0 billion as of June 30, 2025, up 7.1% compared to Dec. 31, 2024, and up 23.9% compared to June 30, 2024.
Second Quarter 2025 Segment Results
Electrical and Mechanical
E&M segment revenues increased 41.6% to $713.6 million in the second quarter of 2025, compared to $503.8 million in the second quarter of 2024. The increase was driven by higher workloads in the commercial end market, particularly growth in the data center submarket. The E&M segment had modest revenue declines in the remaining E&M end markets.
E&M segment net income increased 61.4% to $47.3 million in the second quarter of 2025, compared to $29.3 million in the second quarter of 2024. E&M segment net income margin was 6.6%, up compared to 5.8% in the second quarter of 2024.
E&M segment EBITDA increased 53.5% to $63.7 million in the second quarter of 2025, compared to $41.5 million in the second quarter of 2024. The increase was driven by higher revenues and higher gross profit margin due to project timing and efficiency gains on certain projects, partially offset by changes in project mix and higher selling, general and administrative expenses. E&M segment EBITDA margin was 8.9%, up compared to 8.2% in the second quarter of 2024.
E&M backlog increased to $2.6 billion as of June 30, 2025, up 2.4% compared to $2.5 billion as of Dec. 31, 2024, and up 24.4% compared to $2.1 billion as of June 30, 2024.
Transmission and Distribution
T&D segment revenues increased 2.7% to $212.4 million in the second quarter of 2025, compared to $206.8 million in the second quarter of 2024. The increase was driven by growth in both the transportation and utility end markets, with higher workloads in the underground and traffic signalization submarkets.
T&D segment net income increased 20.3% to $17.8 million during the second quarter of 2025, compared to $14.8 million in the second quarter of 2024. T&D segment net income margin was 8.4%, up compared to 7.2% in the second quarter of 2024.
T&D segment EBITDA increased 19.2% to $30.4 million in the second quarter of 2025, compared to $25.5 million in the second quarter of 2024. The increase was primarily from higher revenues and higher gross profit margin due to project mix and solid project execution, partially offset by higher selling, general and administrative expenses. T&D segment EBITDA margin was 14.3%, up compared to 12.3% in the second quarter of 2024.
T&D backlog increased to $410.1 million as of June 30, 2025, up 49.9% compared to $273.6 million as of Dec. 31, 2024, and up 20.8% compared to $339.6 million as of June 30, 2024.
Six Months Ended June 30, 2025, Consolidated Results
Revenues increased 31.5% to $1.75 billion for the six months ended June 30, 2025, compared to $1.33 billion for the six months ended June 30, 2024. Electrical and mechanical revenues rose $416.9 million, or 44.1%, while transmission and distribution revenues grew $2.1 million, or 0.5%.
Gross profit increased 30.1% to $212.4 million for the six months ended June 30, 2025, compared to $163.3 million for the six months ended June 30, 2024. The increase was primarily driven by higher revenues due to project timing and efficiency gains on certain projects, partially offset by higher operating costs and lower gross profit margin from changes in project mix. Gross profit margin was 12.2% for the six months ended June 30, 2025, compared to 12.3% for the six months ended June 30, 2024.
Selling, general and administrative expenses increased to $88.9 million for the six months ended June 30, 2025, compared to $73.1 million for the six months ended June 30, 2024. The increase was primarily driven by higher labor and professional service-related expenses, including incremental stand-alone operating costs, to support the operational growth of the business, along with higher corporate overhead expenses.
Net income increased 33.2% to $89.5 million, or diluted EPS of $1.75, for the six months ended June 30, 2025, compared to $67.2 million, or diluted EPS of $1.32, for the six months ended June 30, 2024. The increase was primarily from increased gross profit and higher income from joint ventures, partially offset by higher selling, general and administrative expenses, interest expense related to borrowing arrangements and income taxes on higher pretax income. Net income margin remained consistent at 5.1% for the six months ended June 30, 2025, compared to 5.1% for the six months ended June 30, 2024.
The company's EBITDA increased 34.1% to $146.0 million for the six months ended June 30, 2025, compared to $108.9 million for the six months ended June 30, 2024. The increase was primarily from increased gross profit and higher income from joint ventures, partially offset by higher selling, general and administrative expenses. As a result, EBITDA margin was 8.4% for the six months ended June 30, 2025, up compared to 8.2% for the six months ended June 30, 2024.

Balance Sheet and Cash Flow Commentary
Balance Sheet
As of June 30, the company had $64.5 million of unrestricted cash and cash equivalents and $292.5 million of gross debt, compared to $69.9 million and $300.0 million as of Dec. 31, 2024.
As of both June 30, and Dec. 31, 2024, the company had $209.4 million available under the revolving credit facility, net of $15.6 million of outstanding standby letters of credit.
Net leverage, defined as net debt-to-trailing 12-month EBITDA, was 0.8x as of June 30, 2025, compared to 1.0x as of Dec. 31, 2024.
Working capital, defined as current assets minus current liabilities, was $474.7 million as of June 30, 2025, compared to $403.9 million as of Dec. 31, 2024. The working capital changes were primarily driven by project timing, workload activity and billing fluctuations, with higher receivables and contract assets, partially offset by higher accounts payable, contract liabilities, net and accrued compensation and payroll-related liabilities.
Cash Flow
Operating cash flows were $32.5 million for the six months ended June 30, 2025, compared to $3.7 million for the six months ended June 30, 2024. The increase was primarily related to higher net income, higher non-cash expenses and increased return on investment distributions from joint ventures.
Capital expenditures were $31.6 million for the six months ended June 30, 2025, compared to $16.5 million for the six months ended June 30, 2024. The increase was primarily from vehicle, equipment and building investments to support the company's growth.
Everus had positive free cash flow of $6.5 million for the six months ended June 30, 2025, compared to negative free cash flow of $7.4 million for the six months ended June 30, 2024. The increase was primarily from higher operating cash flows, partially offset by higher net capital expenditures.
Forecast for 2025
Everus is raising its estimated full-year revenues and EBITDA guidance for 2025.
•Revenues are expected to be in the range of $3.3 billion to $3.4 billion, updated from $3.0 billion to $3.1 billion.
•EBITDA is expected to be in the range of $240 million to $255 million, updated from $210 million to $225 million, with EBITDA margins expected to be lower than in 2024 due to stand-alone operating costs and associated dis-synergies.
Everus is affirming its estimated full-year gross capital expenditures guidance for 2025.
•Gross capital expenditures for 2025 are expected to be in the range of $65 million to $70 million.
Basis of Presentation
Prior to the spinoff from MDU Resources Group, Inc. on Oct. 31, 2024, Everus Construction, Inc., including its subsidiaries, operated as a wholly owned subsidiary of CEHI, LLC (Centennial) and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company. Following the separation, Everus Construction is now a wholly owned subsidiary of Everus. As a result, for periods prior to the separation, Everus' financial information, including results of operations, financial condition, cash flows, and accompanying unaudited condensed consolidated financial statements, was prepared on a “carve-out” basis in connection with the spinoff and was derived from the unaudited condensed consolidated financial statements of MDU Resources as if Everus operated on a stand-alone basis.
The calculation of basic and diluted earnings per share for periods presented prior to the spinoff have been retrospectively adjusted to the number of shares outstanding on Oct. 31, 2024, the separation and distribution date. It is assumed that there were no dilutive or anti-dilutive equity instruments as of Oct. 31, 2024, because there were no Everus stock-based awards outstanding for periods prior to the separation.
Cash-settled, related-party transactions between Everus Construction, MDU Resources, Centennial or other MDU Resources subsidiaries for general operating activities; Everus Construction's participation in MDU Resources’ centralized cash management program through Centennial; and intercompany debt were included in the unaudited condensed consolidated financial statements for periods prior to the separation. These related-party transactions were reflected in the unaudited condensed consolidated balance sheets prior to the separation as due from related-party, due from related-party - noncurrent, due to related-party or related-party notes payable.

The aggregate net effect of general related-party operating activities was reflected in the unaudited condensed consolidated statements of cash flows within operating activities for periods prior to the separation. The effects of Everus Construction's participation in MDU Resources’ centralized cash management program and intercompany debt arrangements were reflected in the unaudited condensed consolidated statements of cash flows within investing and financing activities for periods prior to the separation.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as non-GAAP financial measures, including EBITDA, EBITDA margin, net debt, net leverage and free cash flow, and, in some cases, applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities. Everus believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance. Please refer to the Non-GAAP Financial Measures sections contained in this news release for additional information.
Conference Call
Management will discuss Everus' second quarter 2025 results on a webcast at 10:30 a.m. EDT Aug. 13. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q2 Earnings Call.” After the conclusion of the webcast, a replay will be available at the same location.
Participants also can listen to the webcast by phone at 646-307-1963 for toll-based U.S. and international callers or at 800-715-9871 for toll-free U.S. callers, with conference ID 1034822.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future® by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to commercial, industrial, institutional, renewables, service, utility, transportation and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as the manufacture and distribution of overhead and underground transmission line construction equipment and tools. For more information about Everus, visit everus.com or email investors@everus.com.
Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this news release, including statements about the company's future performance, financial guidance, long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s segments. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Readers are encouraged to refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A. Risk Factors in the company's most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, Paul.Bartolai@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(In thousands, except per share amounts)
Operating revenues	$921,466	$703,373	$1,748,095	$1,329,062
Cost of sales	801,597	614,796	1,535,733	1,165,768
Gross profit	119,869	88,577	212,362	163,294
Selling, general and administrative expenses	47,362	37,268	88,871	73,101
Operating income	72,507	51,309	123,491	90,193
Interest expense, net	4,813	3,246	9,507	5,972
Other income, net	1,908	1,694	2,475	2,612
Income before income taxes and income from equity method investments	69,602	49,757	116,459	86,833
Income taxes	19,408	13,634	32,981	23,611
Income from equity method investments	2,649	2,849	6,037	3,964
Net income	$52,843	$38,972	$89,515	$67,186

Earnings per share:
Basic	$1.04	$0.76	$1.75	$1.32
Diluted	$1.03	$0.76	$1.75	$1.32
Weighted average common shares outstanding:
Basic	51,041	50,972	51,042	50,972
Diluted	51,094	50,972	51,092	50,972

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2025	December 31, 2024
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$84,708	$86,012
Receivables, net of allowances of $3,006 and $7,097, respectively	682,951	590,028
Contract assets	244,502	167,049
Inventories	48,052	43,750
Prepayments and other current assets	28,813	30,390
Total current assets	1,089,026	917,229
Noncurrent assets:
Property, plant and equipment, net of accumulated depreciation of $165,888 and $157,278, respectively	150,545	134,409
Goodwill	143,224	143,224
Operating lease right-of-use assets	73,606	67,045
Investments	20,375	21,286
Other	4,601	5,270
Total noncurrent assets	392,351	371,234
Total assets	$1,481,377	$1,288,463
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$15,000	$15,000
Contract liabilities, net	230,354	207,304
Accounts payable	199,091	138,097
Taxes payable	10,281	6,768
Accrued compensation	74,040	67,815
Current portion of operating lease liabilities	28,909	26,354
Accrued payroll-related liabilities	44,678	38,995
Other accrued liabilities	11,961	13,037
Total current liabilities	614,314	513,370
Noncurrent liabilities:
Long-term debt	273,599	280,648
Deferred income taxes	10,834	8,161
Operating lease liabilities	45,500	41,200
Other	22,721	22,472
Total noncurrent liabilities	352,654	352,481
Total liabilities	$966,968	$865,851
Commitments and contingencies
Common stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 51,006,575 and 50,980,924 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	$510	$510
Other paid-in capital	140,412	138,130
Retained earnings	373,487	283,972
Total stockholders' equity	514,409	422,612
Total liabilities and stockholders' equity	$1,481,377	$1,288,463

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2025	2024
	(in thousands)
Operating activities:
Net income	$89,515	$67,186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,901	11,130
Amortization of intangible assets	116	1,044
Deferred income taxes	2,305	(1,600)
Provision for credit losses	(1,729)	(134)
Amortization of debt issuance costs	788	—
Stock-based compensation costs	2,870	689
Net unrealized gains on investments	(300)	(315)
Gain on sale of assets	(3,682)	(2,458)
Equity in earnings of unconsolidated affiliates, net of distributions	909	(955)
Changes in current assets and liabilities:
Receivables	(91,194)	(109,058)
Due from related-party	—	(1,920)
Contract assets	(77,453)	2,674
Inventories	(4,302)	(5,865)
Other current assets	1,577	2,830
Contract liabilities, net	23,050	2,626
Accounts payable	60,547	29,552
Due to related-party	—	1,568
Other current liabilities	14,268	4,752
Other noncurrent changes	1,284	2,005
Net cash provided by operating activities	32,470	3,751
Investing activities:
Capital expenditures	(31,623)	(16,517)
Net proceeds from sale or disposition of property	5,635	5,412
Proceeds from insurance contracts	2,174	—
Investments	(1,872)	(391)
Net cash used in investing activities	(25,686)	(11,496)
Financing activities:
Repayment of long-term debt	(7,500)	—
Tax withholding on stock-based compensation	(588)	—
Net amounts received from MDU Resources cash management program	—	31,925
Transfers to CEHI, LLC and MDU Resources	—	(25,425)
Net cash provided by (used in) financing activities	(8,088)	6,500
Decrease in cash, cash equivalents and restricted cash	(1,304)	(1,245)
Cash, cash equivalents and restricted cash - beginning of period	86,012	1,567
Cash, cash equivalents and restricted cash - end of period	$84,708	$322

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended June 30,			Six months ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Operating revenues:
Electrical & Mechanical	$713.6	$503.8	41.6%	$1,361.8	$944.9	44.1%
Transmission & Distribution	212.4	206.8	2.7%	397.4	395.3	0.5%
Eliminations	(4.5)	(7.3)	(38.4)%	(11.1)	(11.1)	—%
Total operating revenues	$921.5	$703.3	31.0%	$1,748.1	$1,329.1	31.5%
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog can include projects that have a written award, a letter of intent, a notice to proceed, an agreed upon work order to perform work on mutually accepted terms, and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the following backlog table, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, including contracts awarded pursuant to master service agreements, duration of large new contracts and the mix of services can significantly affect backlog. Backlog at any given point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated:

	June 30, 2025	December 31, 2024	June 30, 2024
	(In millions)
Electrical & Mechanical	$2,568.1	$2,507.0	$2,063.8
Transmission & Distribution	410.1	273.6	339.6
Total	$2,978.2	$2,780.6	$2,403.4

Everus Construction Group, Inc.
Non-GAAP Financial Measures
In addition to information prepared in accordance with GAAP, the company evaluates operating performance using the non-GAAP financial measures of EBITDA, EBITDA margin, net debt and net leverage, and, in some cases, applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company's results as reported under GAAP. Because of these limitations, EBITDA, EBITDA margin, net debt, net leverage and free cash flow should not be considered as replacements for net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ EBITDA, EBITDA margin, net debt, net leverage and free cash flow having the same or similar names.
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting, since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors, because it enables a more consistent evaluation of its period-to-period operational performance. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, net of interest income, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues.
The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended June 30,			Six months ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Net income	$52.8	$39.0	35.4%	$89.5	$67.2	33.2%
Interest expense, net	4.8	3.3	45.5%	9.5	6.0	58.3%
Income taxes	19.4	13.6	42.6%	33.0	23.6	39.8%
Depreciation and amortization	7.2	6.2	16.1%	14.0	12.1	15.7%
EBITDA	$84.2	$62.1	35.6%	$146.0	$108.9	34.1%

Total operating revenues	$921.5	$703.3	31.0%	$1,748.1	$1,329.1	31.5%
Net income margin	5.7%	5.5%		5.1%	5.1%
EBITDA margin	9.1%	8.8%		8.4%	8.2%
The following tables reconcile net income to EBITDA by segment.

	Three months ended June 30, 2025				Six months ended June 30, 2025
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$47.3	$17.8	$(12.3)	$52.8	$83.9	$28.3	$(22.7)	$89.5
Interest expense, net	(1.5)	1.0	5.3	4.8	(3.3)	1.7	11.1	9.5
Income taxes	16.4	5.9	(2.9)	19.4	29.7	9.3	(6.0)	33.0
Depreciation and amortization	1.5	5.7	—	7.2	2.9	11.2	(0.1)	14.0
EBITDA	$63.7	$30.4	$(9.9)	$84.2	$113.2	$50.5	$(17.7)	$146.0

	Three months ended June 30, 2024				Six months ended June 30, 2024
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$29.3	$14.8	$(5.1)	$39.0	$52.3	$25.0	$(10.1)	$67.2
Interest expense, net	0.2	1.2	1.9	3.3	0.1	2.1	3.8	6.0
Income taxes	10.4	5.0	(1.8)	13.6	18.7	8.4	(3.5)	23.6
Depreciation and amortization	1.6	4.5	0.1	6.2	3.2	9.0	(0.1)	12.1
EBITDA	$41.5	$25.5	$(4.9)	$62.1	$74.3	$44.5	$(9.9)	$108.9
The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended June 30,			Six months ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Operating revenues:
Electrical & Mechanical	$713.6	$503.8	41.6%	$1,361.8	$944.9	44.1%
Transmission & Distribution	212.4	206.8	2.7%	397.4	395.3	0.5%
Eliminations	(4.5)	(7.3)	(38.4)%	(11.1)	(11.1)	—%
Total operating revenues	$921.5	$703.3	31.0%	$1,748.1	$1,329.1	31.5%

Net income:
Electrical & Mechanical	$47.3	$29.3	61.4%	$83.9	$52.3	60.4%
Transmission & Distribution	17.8	14.8	20.3%	28.3	25.0	13.2%
Corporate and other	(12.3)	(5.1)	NM	(22.7)	(10.1)	NM
Total net income	$52.8	$39.0	35.4%	$89.5	$67.2	33.2%

EBITDA:
Electrical & Mechanical	$63.7	$41.5	53.5%	$113.2	$74.3	52.4%
Transmission & Distribution	30.4	25.5	19.2%	50.5	44.5	13.5%
Corporate and other	(9.9)	(4.9)	NM	(17.7)	(9.9)	(78.8)%
Total EBITDA	$84.2	$62.1	35.6%	$146.0	$108.9	34.1%

Net income margin:
Electrical & Mechanical	6.6%	5.8%		6.2%	5.5%
Transmission & Distribution	8.4%	7.2%		7.1%	6.3%
Total net income margin	5.7%	5.5%		5.1%	5.1%

EBITDA margin:
Electrical & Mechanical	8.9%	8.2%		8.3%	7.9%
Transmission & Distribution	14.3%	12.3%		12.7%	11.3%
Total EBITDA margin	9.1%	8.8%		8.4%	8.2%

NM - Not Meaningful
The following table provides the increased EBITDA guidance reconciliation for full-year 2025.

	Low	High
	(In millions)
Net income	$145.0	$150.0
Interest expense, net	20.0	20.0
Income taxes	50.0	55.0
Depreciation and amortization	25.0	30.0
EBITDA	$240.0	$255.0

Net Debt and Net Leverage
Everus uses net debt and net leverage as a measure of assessing its borrowing capacity and achieving its optimal capital structure. The company believe these non-GAAP financial measures, in addition to the corresponding GAAP measures of total debt and gross leverage, are useful to investors because they provide insight into how long it would take the company to pay back its debt if net debt and EBITDA were constant.
Net debt is calculated by adding unamortized debt issuance costs to the total debt balance on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing 12-month EBITDA.
The following table provides the reconciliations of trailing 12-month EBITDA as of June 30, 2025, and Dec. 31, 2024.

	Twelve months ended June 30, 2025	Six months ended June 30, 2025	Twelve months ended December 31, 2024	Six months ended June 30, 2024
	(In millions)
Net income	$165.7	$89.5	$143.4	$67.2
Interest expense, net	17.5	9.5	14.0	6.0
Income taxes	58.9	33.0	49.5	23.6
Depreciation and amortization	27.2	14.0	25.3	12.1
EBITDA	$269.3	$146.0	$232.2	$108.9
The following table provides the reconciliations net leverage as of June 30, 2025, and Dec. 31, 2024.

	June 30, 2025	December 31, 2024
	(In millions)
Current portion of long-term debt	$15.0	$15.0
Long-term debt	273.6	280.6
Total debt	288.6	295.6
Add: Unamortized debt issuance costs	3.9	4.4
Total gross debt	292.5	300.0
Less: cash and cash equivalents, excluding restricted cash	(64.5)	(69.9)
Total net debt	$228.0	$230.1
Trailing 12-month EBITDA for the periods indicated	$269.3	$232.2
Net leverage	0.8x	1.0x
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.
The following table provides reconciliations of cash provided by operating activities to free cash flow.

	Six months ended June 30,
	2025	2024
	(In millions)
Net cash used in investing activities	$(25.7)	$(11.5)
Net cash provided by (used in) financing activities	$(8.1)	$6.5

Net cash provided by operating activities	$32.5	$3.7
Purchases of property, plant and equipment	(31.6)	(16.5)
Cash proceeds from sale of property, plant and equipment	5.6	5.4
Free cash flow	$6.5	$(7.4)

Non-GAAP Financial Guidance
The company is unable to reconcile forward-looking non-GAAP financial guidance relating to full-year 2025 EBITDA margin to its nearest GAAP measure because the company is unable to predict the timing of these adjustments with a reasonable degree of certainty. By their very nature, non-GAAP adjustments are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact the company and its financial results. Therefore, the company is unable to provide the reconciliation of full-year 2025 EBITDA margin guidance without unreasonable efforts.